UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

LendingClub Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-151827	51-0605731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Stevenson St, Suite 300, San Francisco CA 94105

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 632.5666

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Current Report on Form 8-K (originally filed on August 3, 2012) is being amended to correctly reflect the shares sold on January 31, 2012 and to reflect shares sold prior to that date.

Item 1.01 Entry into a Material Definitive Agreement

On January 31, 2012 pursuant to its Series D Preferred Stock Purchase Agreement dated July 28, 2011, as amended (“Purchase Agreement”), LendingClub Corporation (“LendingClub”) sold an additional 1,698,970 shares of its Series D Preferred Stock, par value $0.01 per share (“Shares”), for additional aggregate gross proceeds of approximately $6 million. The Company also sold in August 2011, 281,104 Shares for $1.0 million. LendingClub sold the Shares pursuant to an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933; all investors were “accredited investors” (as defined under Rule 501 of Regulation D) and LendingClub made no general solicitation for the sale of the Shares. The Shares are convertible into shares of LendingClub common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the LendingClub certificate of incorporation. The composition of the Company’s Board of Directors did not change as a result of this additional closing.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference. No underwriting discounts or commissions were paid in connection with the additional sale of Shares.

Item 8.01 Other Information.

In connection with its additional sale of Shares, registrant amended its certificate of incorporation, to reflect an increase in the authorized shares of common stock and Series D Preferred Stock.

The Certificate of Amendment to the registrant’s Amended and Restated Certificate of Incorporation, dated January 31, 2012, is filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment, dated January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation

February 2, 2012	By:	/s/ Carrie Dolan
Carrie Dolan Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Amendment, dated January 31, 2012